Exhibit 99.2
                                                                    ------------

                                 02-5132, -5137


--------------------------------------------------------------------------------
             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT

--------------------------------------------------------------------------------

                       BANK UNITED, BANK UNITED CORP. and
                              HYPERION PARTNERS LP,

                                                Plaintiffs-Appellants.

                                       v.

                                 UNITED STATES,

                                                Defendant-Cross Appellant.


--------------------------------------------------------------------------------
              APPEAL FROM THE UNITED STATES COURT OF FEDERAL CLAIMS
       IN 95-CV-473, Judge James T. Turner and Senior Judge Loren A. Smith

--------------------------------------------------------------------------------
             BRIEF FOR DEFENDANT-CROSS APPELLANT, THE UNITED STATES

--------------------------------------------------------------------------------

                                    STUART E. SCHIFFER
                                    Deputy Assistant Attorney General

Of Counsel:                         DAVID M. COHEN
JEANNE E. DAVIDSON                  Director
Deputy Director                     Commercial Litigation Branch
                                    Civil Division
COLLEEN CONRY                       U.S. Department of Justice
JOHN J. HOFFFMAN                    Attn:  Classification Unit 8th Floor
LUKE LEVASSEUR                      1100 L Street, N.W.
JEROME A. MADDEN                    Washington, D.C. 20530
MARC SACKS                          Telephone:  (202) 514-7300
Trial Attorneys

September 30, 2002                  Attorneys for Defendant-Cross Appellant

                                TABLE OF CONTENTS

                                                                           Page

TABLE OF CONTENTS...........................................................i

TABLE OF AUTHORITIES......................................................iii

STATEMENT OF RELATED CASES.................................................iv

JURISDICTIONAL STATEMENT....................................................1

STATEMENT OF ISSUE..........................................................2

STATEMENT OF THE CASE.......................................................3

COUNTER-STATEMENT OF FACTS..................................................4

   I. BACKGROUND............................................................4

    A.  The Acquisition Transaction.........................................4

    B.  The Negotiations Related To The Capital Forbearance.................5

    C.  Bank United's Post-Acquisition Operations...........................6

    D.  FIRREA And Its Effect Upon Plaintiffs...............................7

      1.   The Statute......................................................7

      2.   Plaintiffs' Mitigation Of FIRREA's Potential Harm................8

    E.  Bank United's Post-Breach Operations................................9

   II.PROCEEDINGS BELOW....................................................10

    A.  The Trial Court's Liability Decision...............................11

    B.  The Trial Court's Damages Decision.................................12

    C.  Bank United's Post-Trial Motions...................................13

SUMMARY OF ARGUMENT........................................................14

STANDARDS OF REVIEW........................................................16

ARGUMENT...................................................................17

   I. THE TRIAL COURT ERRONEOUSLY INTERPRETED THE CAPITAL FORBEARANCE......17

   II.THE TRIAL COURT CORRECTLY DENIED PLAINTIFFS' SPECULATIVE "LOST PROFITS"
      CLAIMS...............................................................22

    A.  Plaintiffs Mitigated The Potential of The Breach...................22

    B.  The Contemporaneous Evidence Demonstrated That Plaintiffs Would Not
         Have Grown More Absent The Breach.................................25

      1.   Plaintiffs Misrepresent The Trial Court's Findings..............26

      2.   Bank United's Business Plans Demonstrated No Intent To Grow In The
           Manner Plaintiffs Claimed At Trial..............................27

      3.   The Trial Court Properly Weighed The "Underleverage" And "Excess
           Liquidity" Evidence.............................................30

    C.  Plaintiffs' "Lost Profits" Models Failed The "Reasonable
         Foreseeability" and "Reasonable Certainty" Tests..................34

   III.THE TRIAL COURT PROPERLY REJECTED PLAINTIFFS' HYPOTHETICAL COST OF
       REPLACEMENT MODEL...................................................38

   IV.THE $3.9 MILLION AWARD RELATED TO THE DECEMBER 1992 CAPITAL RAISING
      WAS ERRONEOUS........................................................41

   V. THE TRIAL COURT CORRECTLY REJECTED PLAINTIFFS' POST-TRIAL MOTIONS....44

    A.  The Trial Court Correctly Rejected Plaintiffs' Claim Based Upon The
         Amount Of Plaintiff~Owners' Infusions Into Bank United............45

    B.  Plaintiffs' Lost "Return" Claim Cannot Be Supported................53

    C.  The Court Correctly Rejected Plaintiffs' Claim For Dividend Paynients
         Made On The December 1992 Preferred Stock Issuance................57

CONCLUSION.................................................................59

                              TABLE OF AUTHORITIES

                                                                        Page(s)

                                      CASES

Authorities did not scan legibly.

                           STATEMENT OF RELATED CASES

      This case is one of approximately 80 remaining cases currently pending in the United States Court of Federal Claims that have been designated as related to United States v. Winstar Corp., 518 U.S. 839 (1996). Although specific facts in each case vary, some of these cases could be affected by resolution of the issues raised in this appeal.

             BRIEF FOR DEFENDANT-CROSS APPELLANT, THE UNITED STATES


--------------------------------------------------------------------------------
             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT

                                 ---------------

                                 02-5132, -5137

                                 ---------------

                       BANK UNITED, BANK UNITED CORP. and
                              HYPERION PARTNERS LP,

                                                Plaintiffs-Appellants.

                                       v.

                                 UNITED STATES,

                                                Defendant-Cross Appellant.


--------------------------------------------------------------------------------
              APPEAL FROM THE UNITED STATES COURT OF FEDERAL CLAIMS
       IN 95-CV-473, Judge James T. Turner and Senior Judge Loren A. Smith

--------------------------------------------------------------------------------
                            JURISDICTIONAL STATEMENT

      The United States Court of Federal Claims possessed jurisdiction to entertain this action pursuant to 28 U.S.C. ss. 149 1(a)(1). The trial court entered final judgment on January 8, 2002, and denied plaintiffs' post-trial motions on April 16, 2002. Plaintiffs filed a notice of appeal on June 14, 2002, and we filed our cross-appeal notice on June 26, 2002. This Court possesses jurisdiction pursuant to 28 U.S.C. ss. 1295(a)(3).

                               STATEMENT OF ISSUE

        1. Whether the trial court's interpretation of the parties' agreement is incorrect because it disregards the agreement's clear language and renders the majority of its operative provisions meaningless.
        2. Whether the trial court clearly erred in rejecting plaintiffs "lost profits" claims because it found, as a matter of fact, that these claims (and Plaintiffs' related testimony) were inconsistent with their contemporaneous documents and actions.
        3. Whether the trial court committed clear error by rejecting plaintiffs' hypothetical cost of replacement capital claim because it lacked any support in finance or economics, and was based upon numerous unsupported and counterfactual assumptions.
        4. Whether the trial court properly awarded plaintiffs the costs associated with a December 29, 1992 capital raising as a mitigating transaction, even though the capital raising occurred at a time when, according to the trial court's own findings, any injury caused by the breach had become immaterial, and there was no evidence of any foregone opportunities.
        5. Whether the trial court abused its discretion by denying plaintiffs' post-trial motions, in which they proffered new theories of recovery based upon the previously-rejected premise that raising capital "costs" substantially more than transaction costs.

                              STATEMENT OF THE CASE

      This case involves an agreement between the acquirers of a thrift, which was known at the time of trial as "Bank United,"1 and the Federal Savings and Loan Insurance Company ("FSLIC"). The agreement incorporated several regulatory forbearances granted by the Federal Home Loan Bank Board ("FHLBB"). The trial court found that the Financial Institution Reform Recovery and Enforcement Act ("FJRREA"), Pub. L. No. 10 1-73 103 Stat. 183 (1989), and its implementing regulations breached the parties' agreement. After a damages trial, the court rejected plaintiffs' principal damage theories and awarded $8.8 million, which it found was the amount of actual costs incurred in order to mitigate the effect of the breach. The court also rejected plaintiffs' new post-trial damage theories, in which they claimed that the court erred by failing to award additional mitigation costs.
      Plaintiffs have appealed the trial court's damage decision upon virtually every ground. Although we do not contest $4.9 million of the trial court's award, our cross appeal demonstrates two alternative grounds upon which the court's award of $3.9 million in costs related to the December 29, 1992 capital raising should be reversed.

-------
1   Plaintiffs Bank United, Bank United Corp., and Hyperion Partnership, L.P.
("Hyperion") are referred to collectively as "plaintiffs." The term "plaintiff-owners" refers to Bank United Corp. and Hyperion.

                           COUNTER-STATEMENT OF FACTS

I.   BACKGROUND
---------------

 A.    The Acquisition Transaction

      In late 1988, Hyperion Partners negotiated and acquired substantially all of the assets and liabilities of United Savings Association of Texas ("Old United").2 A0000048. The acquisition was memorialized in several documents, , including an assistance agreement to which all the plaintiffs and FSLIC were parties (A4000497-681), and several regulatory forbearances that FHLBB granted to Bank United,
      Pursuant to the assistance agreement, FSLIC infused into the thrift approximately two billion dollars. A0000050. Plaintiffs agreed to invest $90 million at the time of the acquisition. A400053 1; BUBr7-8. Then, within 180 days, plaintiffs agreed to bring Bank United into compliance with prevailing requirements by raising an additional $110 million in subordinated debt ("sub-debt") A400053U32. 673; A4000716, 739, 793.
      The acquisition transaction also involved FHLBB granting (as relevant here) three regulatory forbearances, which permitted Bank United to.
      (1)   include the sub-debt as regulatory capital (`sub-debt forbearance");

      (2) include a relatively small amount of goodwill as regulatory capital amortized over a 25-year period ("accounting forbearance"); and


----------
2   Hyperion Partners included several substantial institutional investors, e.g.
Westinghouse Credit, Equitable, and Prudential, which committed to provide up to $430 million in capital. A0000049 n.4.

      (3) operate the thrift, in certain defined circumstances, pursuant to specified alternative capital requirements ("capital forbearance").

A4000682; A4000686, A0000039.

B.    The Negotiations Related To The Capital Forbearance

      During the negotiations related to the forbearance letter, plaintiffs initially sought a complete waiver of applicable capital regulations. A2000236, 244, P. 13 (initial draft letter asked FSLIC to "forbear, for a period of ten ~ ears. . from exercising its authority. . . for any failure of [Bank United] to meet the regulatory capital requirements." (emphasis added)). That request was rejected by the regulators, who explained that "forbearances [could] only be granted for any noncompliance with the rules and regulations for insured institutions attributable solely to the target acquisition." A3000304-05 (emphasis added); Al0O4077-80; A5001 153-55; A5001203-05; A5001230-3 1,
A5001480-81; A5001506-07.
      Plaintiffs acceded by removing the requested waiver and, instead, asked FHLBB to forbear from exercising its authority for any failure to meet the standards "arising solely from" five events specifically tied to Old United's assets and liabilities. A3000306, 311-12, P. 12. That "arising solely from" language became part of the final forbearance letter. A4000682-83, P. 1. Plaintiffs were required to justify (in writing) the forbearance they sought, w 4 their justification letter demonstrates that they understood that the capital forbearance could not provide an all-purpose waiver, but only "afforded the flexibility to work out [Bank United]'s problem loans and assets without being hindered by restraints arising from capital problems that only exist because of,. . [a]ssets" acquired from Old United, A4001205, 210, P. 12 (emphasis added); see A0000049.
      Both the plaintiffs' submissions to the regulators during the negotiations and their post-acquisition documents were consistent with the capital forbearance's plain language. For example, in a post-acquisition internal memorandum, plaintiffs explained that: "[T]he forbearances are intended to ensure that the operations of New United are not materially adversely [a]ffected by the nature and magnitude of the assets and liabilities acquired from Old United or the operations of Old United prior to the closing of the Acquisition." A30003l6, 322; see A0000059-60; A3000001-20; A300005 153; A3000021-31.

C.    Bank United's Post-Acquisition Operations

      Plaintiffs' business plans, which were required for approval of the acquisition (A0000059; A1004489-90; A3000304), demonstrated that plaintiffs intended to operate a "well-capitalized" thrift and maintain capital ratios well in excess of prevailing capital requirements. A0000059-60; A300001-20; see A3000051-53; A3000021-31.
      Following the acquisition. plaintiffs began operating the thrift precisely as they had indicated in all of their business plans. A0000059-62. They fulfilled their intention to operate a well-capitalized thrift and, as plaintiffs' testimony revealed (and the trial court found), they fulfilled Bank United's plan to "primarily focus[] on retail growth supplemented by wholesale purchases." A0000060; A4000198 (retail growth was "number one priority"); A1000331-32, 753.
      Additional contemporaneous documents demonstrated that plaintiffs had no intention to abandon "strong capitalization" and to operate the institution in a more highly leveraged manner in order to engage in a "wholesale leverage strategy" (e.g., use wholesale borrowings to fund wholesale acquisitions), as plaintiffs claimed at trial. A3000324; see A2000001-144; A2000158. Instead, plaintiffs' "policy of moderate [retail] growth" was "to take the form of acquisition of troubled institutions in the Houston area, the purchase of branches of institutions that the ESLIC determines to liquidate, and other financial institutions that [Bank] United may be authorized to acquire." A3000324. Indeed, the trial court found that plaintiffs had successfully "pursued a plan first expressed in the [initial] business plan and never contradicted in any subsequent business plan, nor by the actual bank, to first grow its retail base and to supplement its growth with wholesale purchases." A0000062.

D.    FIRREA And Its Effect Upon Plaintiffs

      1.    The Statute

      In August 1989, Congress enacted FIRREA, pursuant to which: (1) sub-debt could no longer be included as regulatory capital; (2) goodwill was subjected to a shorter five-year phase-out; and (3) Bank United was required to comply with

FIRREA's capital requirements, and could no longer rely upon the provisions in the capital forbearance. A0000051.

      2.    Plaintiffs' Mitigation Of FIRREA's Potential Harm

      The parties generally agree that the damages claimed in this case relate to FIRREA's effects upon Bank United's "leverage capacity," its ability to borrow money in order to make investments. See BUBr9-14. The trial court found that reductions in leverage capacity have "the potential to cause economic harm" if a plaintiff were somehow precluded from pursuing profitable investments. A0000056 & n. 11. In this case, the trial court held that the "potential" never materialized, because plaintiffs were able to replace the leverage capacity, as needed, and to pursue every investment opportunity they believed would be profitable. A0000061.
      First, plaintiffs effected a "debt-swap transaction," by which debt was moved from the thrift level to the holding-company level with the proceeds re-invested in Bank United as regulatory capital. A0000062-63. The trial court found that this transaction replaced the leverage capacity affected by the breach of the sub-debt forbearance and thereby mitigated the effect of that breach. A0000061.
      Second, whenever necessary, plaintiff-owners called additional capital and invested it in Bank United, "restor[ing]" (as plaintiffs concede) its `leverage capacity." BUBr12. During 1990 and 1991, plaintiff-owners infused $4.2 million and $16.1 million to provide capital (and funding) for Bank United's pursuit of its retail strategy, i.e., its acquisition of thrifts and branches. A0000063; see A3000356; A3000032-36; A4000797, 807, 809; A2000248; A3000465.
Plaintiff-owners also infused $15 million related to a temporary asset write-down in 1990, A0000063; A4000803-04; A3000032-36.
      Third, the trial court found that plaintiffs actually operated Bank
United so as to leverage the thrift's capital more than they would have in the absence of the breach. A000006 1-64.3

E.    Bank United's Post-Breach Operations

            1. FIRREA's creation of the Resolution Trust Corporation ("RTC") enabled Bank United not only to fulfill its goal of building a retail franchise, but also to exceed its pre-FIRREA growth projections. See A400 1066. Plaintiffs recognized that the RTC's closure and sale of troubled thrifts (and their assets and liabilities) fit "hand in glove" with Bank United's retail growth strategy. See A3000371, 453-56. Plaintiffs' chairman conceded that Bank United "took advantage of [t]he opportunity to purchase thrifts from the RTC." A1000565-67; see also A1001394; A4001212-344. Indeed, plaintiffs failed to produce a single contemporaneous document supporting their claim that FIRREA


------------
3   The trial court also found that a mitigating transaction occurred on
December 29, 1992, when Bank United raised $85.5 million through a preferred stock issuance. A0000062; A4000001; A3000465. We appeal this finding in section IV below.

negatively affected Bank United's growth strategies. See A1002056-57; see also A1001696, 700-01; A1001172; A3000469; A3000489; A3000025; A4000885.
            2. As a result (in part) of its retail successes during 1990-1992, after the breach, Bank United indisputably possessed excess Leverage capacity ("underleverage") and excess uninvested cash ("excess liquidity' ), because its management could not locate "appropriate" investments to deploy the billions of dollars of cash inundating the bank from RTC acquisitions and the disposition of "covered assets" (assets acquired from Old United that were insured against loss by FSLIC). A0000061, 064-65; A4001260; A3000363;
A3000366-69.
            3. Because plaintiffs infused cash to pursue what they perceived to be profitable investment opportunities, placed bids upon other acquisitions that would have required substantial additional infusions (A0000065; A3000341-45; A1000463, 633, 1093-94), and indisputably had the capacity to make additional investments if they believed more profitable opportunities could be located (A0000065; A3000362, A3000334), the trial court found that plaintiffs did riot, in fact, forego any investment opportunities as a result of the breach. A0000061; A0000064.

II.  PROCEEDINGS BELOW
----------------------

      Plaintiffs filed suit in July 1995, alleging that the enactment of FIRREA reached the three contractual rights described above -- the subdebt, the accounting, and the capital forbearances, Only the alleged breach of the capital forbearance is at issue here.
      Under the Winstar-related ("short-form") summary judgment rules, Bank United filed a motion for partial summary judgment, and we filed a cross-motion.

A.    The Trial Court's Liability Decision

      Chief Judge Smith granted plaintiffs' motion for partial summary judgment. In his initial decision, he accepted plaintiffs' proffered interpretation of the capital forbearance. He ruled that "Bank United merely had to meet the [modified] capital requirements set forth in the forbearance letter," which had been triggered at the time of the acquisition by "the assumption of liabilities" of the acquired institution, and which would remain "operative at all times." A0000042.
      We filed a motion for clarification and/or reconsideration because, by interpreting the terms of the capital forbearance as it did, the court had exceeded the bounds of the issues presented by the plaintiffs' motion for partial summary judgment: whether a contract had been created and, if so, whether it had been breached. In addition, the court ignored evidence, and misunderstood the evidence upon which it relied (which actually supports our interpretation of the capital forbearance).
      The trial court denied our motion for clarification and/or modification of the decision, In its denial, the court now concluded that the capital forbearance was actually "unambiguous on its face." A0000044-45. But the court neither explained why plaintiffs' interpretation was correct, nor why our demonstration that the court's interpretation rendered numerous contract provisions meaningless meant that the court's interpretation could not stand. A0000044 (recognizing that our interpretation "may make more regulatory sense"). The court simply asserted that the capital forbearance "permitted [Bank United] to meet modified capital requirements in lieu of regulatory capital requirements, for a period of ten years." Id.

B.    The Trial Court's Damages Decision

      After a six-week damages trial, involving 22 witnesses and the admission into evidence of 1,077 documents, the trial court (Judge Turner) rejected plaintiffs' three alternative damages methodologies, i.e., two different `lost profits" methodologies, and a "cost of substitute capital" model, which purported to measure the cost that Bank United would have incurred if it had immediately replaced all of the leverage capacity that allegedly was lost as a result of FIRREA. A0000046.
      The trial court rejected plaintiffs' damages models principally because it found that plaintiffs were able to mitigate the loss of leverage caused by the breach and that, consequently, FIRREA did not cause Bank United to forego any potentially profitable opportunities. In fact, the court found that, `when a profitable.. opportunity arose, it was pursued,' and that additional investments were rejected, despite Bank United's "capacity" to hold them, because they did not meet the thrift's investment "criteria." A0000065.
      The court ruled that the proper measure of damages was the "cost of restoring the borrowing capacity (capital ratio) eliminated by FIRREA in a way that would allow Bank United to pursue its intended growth and profit-making plans." A0000056. The court found that plaintiffs' 1990 debt-swap transaction. several "capital calls" to the investment partners during 1990 and 1991, and the $85.5 million capital raising in December 1992 were mitigating transactions. A0000061-63. The court awarded plaintiffs $4.9 million for the costs associated with the debt-swap transaction and $3.9 million for the costs of the $85.5 equity offering, which was effected on December 29, 1992, two days before Bank United indisputably recovered from any possible adverse effect of the breach, A0000066.

C.    Bank United's Post-Trial Motions

      On January 23, 2002, plaintiffs filed a motion to amend the judgment and to reopen the record, contending that the trial court had failed to take into consideration evidence that plaintiffs' mitigation "cost" them an additional $161.7 million. The purported "costs" included: (1) $35.3 million infused by plaintiff-owners into Bank United during 1990 and 1991; (2) a $57.1 million "return" that they purportedly could have earned upon this $35.3 million, had it not been invested in Bank United; and (3) $54.1 million Bank United paid in dividends to the shareholders of the December 1992 preferred issuance. A5000008-19.
      The trial court denied Bank United's motions. First, the trial court rejected plaintiffs' claim for the dividends paid upon the preferred stock because. it found, as it had at trial, that the proper "cost" of that capital raising is limited to the transaction costs. A0000075-77. Second, the trial court rejected the $35.3 million claim because that amount was an "investment" made by plaintiffs "in Bank United" that they "still have or have transferred," i.e., the money was either in the thrift or had been returned (by dividend) to plaintiff-owners. A0000077. And, third, the court rejected plaintiffs' claim for a $57.1 million "return" upon the $35.3 million investment because such an award would be a `duplication" of the return already received by plaintiffs on that investment. Id.

                               SUMMARY OF ARGUMENT

      Although the existence of a Winstar-type contract is not disputed, the trial court grossly misinterpreted the "capital forbearance" incorporated into the agreement as unambiguously granting plaintiffs the right to operate Bank United at capital levels below prevailing standards, The court's reading of the relevant language both disregards important terms of the forbearance and violates the canon of construction that operative provisions of an agreement must not be rendered meaningless A correct interpretation of the capital forbearance demonstrates that it did not grant Bank United the right to operate at reduced capital levels for ten years.
      To the extent that FIRREA breached the capital forbearance as properly interpreted, plaintiffs were not harmed by its breach and the court erred in awarding the plaintiffs $3.9 million as the cost of mitigating a harm which plaintiffs did not suffer.
      During the damages trial, which was predicated upon the erroneous interpretation of the capital forbearance as permitting Bank United to operate at reduced capital levels for ten years, the trial court reached the correct result with respect to virtually all of plaintiffs' damages claims. First, the trial court correctly rejected plaintiffs' alternative "lost profits" claims, which were based upon plaintiffs' assertions that the breach deprived Bank United of the ability to pursue. billions of dollars in additional investments. The trial court properly found plaintiffs' testimony not credible and concluded, consistent with BatikUnited's contemporaneous documents and actions, that plaintiffs avoided the potential harm of the breach by, among other things, infusing capital in order to pursue any and all investments they believed would be profitable. The court also correctly found that "the magnitude of damages which the lost-profit models purport to show was not reasonably foreseeable" and "conclude[d] that the [damage] models [plaintiffs presented] are filled with speculation upon speculation." A0000055.

      Second, the trial court correctly rejected plaintiffs' alternative "cost of substitute capital" model. That purely hypothetical methodology lacked any support in the fields of economics or finance, and the trial court correctly held that its astronomical purported "cost" calculation was counterfactual.
      Third, the trial court awarded plaintiffs $8.8 million, which it found to be the actual costs of two sets of transactions by which plaintiffs mitigated the potential harm of the breach. Although we do not dispute the trial court's award of $4.9 million related to one set of transactions (the "debt swap transaction," A0000058; A0000066), we seek reversal of the court's erroneous award of $3.9 million in costs related to the December 29, 1992 capital raising. Even if the trial court correctly interpreted the capital forbearance. the December 1992 securities offering was not a mitigating transaction, as it was effected at a time when the effect of the breach (i.e., lost leverage capacity) was; as the trial court found, immaterial and insignificant. Indeed, at trial, plaintiffs never argued this was a mitigating act.
      Finally, the trial court correctly denied plaintiffs' post-trial motions, which sought $161.7 million in purported costs of mitigation, finding the costs of raising capital were limited to transaction costs.

                               STANDARDS OF REVIEW

        In this Circuit, `[c]ontract interpretation is a matter of law. . . review[ed] de novo, "Hughes Communication Galaxy v. United States, 998 F.2d 953, 957 (Fed.

Cir. 1993), and a decision to grant summary judgment receives no deference. Comtrol, Inc. v. United States, 294 F.3d 1357, 1360 (Fed. Cir. 2002). Factual findings made after trial are reviewed under the deferential "clear error" standard, and, "when findings are based on,. . the credibility of witnesses, [the rules] demand even greater deference to the trial court's findings," Anderson v. City of Bessemer City, 470 U.S. 564, 575 (1985), which "are virtually never clear error," Hughes Communications, 271 F.3d 1060, 1067 (Fed, Cir, 2001) Finally, the trial court's denials of plaintiffs' post-trial motions for "amended findings and judgment" (under Rules 52(b), 59(e)) and to "reopen the record for additional evidence" (Rule 59(a)) are reviewed for abuse of discretion. See Ajinomoto Co. v. Archer-Daniels-Midland Co., 228 F.3d 1338, 1350 (Fed Cir, 2000)

                                    ARGUMENT

I.   THE TRIAL COURT ERRONEOUSLY INTERPRETED THE CAPITAL FORBEARANCE
--------------------------------------------------------------------

        The trial court erred in interpreting the capital forbearance as permitting Bank United to operate at specified alternative capital ratios for the ten-year term of the forbearance. See A0000042. The court's analysis renders four of the live operative provisions of the capital forbearance irrelevant. given this fact, the court's interpretation of the capital forbearance is incorrect. E.g., Hughes Communications Galaxy, Inc. v. United States, 998 F,2d 953, 957-58 (Fed. Cir, 1993; United International Investigative Service v. United States, 109 F.3d 734, 737 (Fed. Cir. 1997)

      The capital forbearance, properly interpreted, protected Bank United from a failure to meet capital requirements resulting solely from the acquisition of Old United's liabilities on the effective date of the acquisition Thus, the capital forbearance never granted Bank United the right to operate at reduced capital levels for ten years.
      Moreover, although FIRREA provided that Bank United would no longer enjoy a forbearance regarding Bank United's failure to meet capital requirements solely due to its acquisition of Old United's liabilities, Bank United was not damaged. Bank United never failed to meet the capital requirement as a result, let alone "solely" as a result, of its assumption of Old United's liabilities on the date of the acquisition. Thus, Bank United was not injured as a result of FIRREA's elimination of the capital forbearance properly interpreted. As a result, the trial court's award of $3,942,500, representing the amount of transaction costs from the December 1992 preferred stock issuance, should be vacated.4 The award was based upon the erroneous finding that Bank United was harmed by the elimination of the capital forbearance.5


---------
4   Alternatively, the $3,942,500 portion of the judgment should be vacated for the reasons set forth in section IV below.

5   The trial court's award of $4.9 million represents the cost of mitigating the breach of the sub-debt forbearance, and we do not challenge it.

      Plaintiffs were never deprived of leverage capacity related to the alleged breach of the goodwill forbearance, as Bank United voluntarily wrote goodwill off its books for non-breach reasons. A0000058-59 n. 13; see BUBr6O n. 11.

      A. The capital forbearance provided that the regulators would forbear from taking regulatory actions against the thrift for any failure of [Bank United] to meet the regulatory capital requirements of 12 C.F.R. ss. 563.13 . . . ARISING SOLELY FROM":
      (1)   (a)   operating  losses  on the  assets  of  [Old  United]
                  acquired on the Effective Date ("Acquired Assets")..;

            (b) capital losses sustained by [Bank United] upon disposition of [Old United's] Acquired Assets...;

            (c) the assumption of the liabilities of [Old United] as of the Effective Date;

            (d)   any   increase   in   the   contingency    component
                  attributable   to  the   assets   of  [Old   United]
                  existing at the Effective Date; or

      (2) [Bank United]'s assumption of [Old United]'s regulatory capital deficiency as of the Effective Date . . .

A4000682-83 (emphasis added). Whenever Bank United suffered a capital shortfall attributable to one of these causes, the regulators agreed to forbear from taking enforcement action, provided Bank United remained above the alternative capital level specified in the forbearance.6
      B. The structure of the transaction is `metal to a correct interpretation of the capital forbearance. See 3 Corbin on Contracts ss.ss. 542, 555 (1960). As


-----------
6   That alternative minimum capital level was 1.5 percent immediately after the acquisition; it jumped to two percent when the sub-debt was issued; and it subsequently increased (on a "stair-step" basis) by one-halt percent each year until it met or exceeded prevailing capital standards, which occurred on December 31, 1992. A4000682-83; A0000051; see BUBr9.

explained above, plaintiffs invested $90 million into Bank United on the acquisition date. A4000531. Because of the size of Old United, plaintiffs' initial investment was insufficient to meet prevailing capital requirements. A4001041, 045; 12 C.F.R. ss. 563.13 (1988). Therefore, plaintiffs agreed to fully capitalize the thrift with a $110 million sub-debt issuance, within 180 days after the acquisition date, A4000531-32, 673; A4000716, 739, 793; BUBr8.
      The capital forbearance provided for this temporary "regulatory capital deficiency" that existed before the sub-debt issuance. Specifically, part (2) made clear that the regulatory capital deficiency caused by Bank United's "assumption of [Old United]'s [existing] regulatory capital deficiency as of the Effective Date" would not provide a basis for regulatory action against the thrift, provided Bank United met the alternative capital levels. Once the sub-debt was issued, Bank United had approximately $200 million in regulatory capital, and its failure to meet the regulatory capital requirements due to its assumption of OldUnited's regulatory capital deficiency was erased. A4001052-53. The protection provided by part (2) of the forbearance was no longer necessary or applicable.
      The remaining provisions of the capital forbearance in part (1), however, provided prospective protection even after the issuance of the sub-debt fully capitalized the thrift if any of the three events specified in parts (1)(a),
(l)(b), or (l)(d) caused a capital shortfall, or pursuant to part (1)(c), if the liabilities Bank

United assumed from Old United as of the effective date subsequently caused the thrift to fall out of capital compliance.
      C. The trial court simply concluded that because Bank United assumed liabilities on the effective date and was not in compliance with prevailing capital requirements until the sub-debt was placed (in May 1989), Bank United was entitled to operate with lower capital levels than otherwise required for the full ten years of the capital forbearance's terms. But the court did not explain how that could be so when its interpretation left the other four operative provisions -- parts 1(a), 1(b), 1(d), and (2) -- of the forbearance with no meaning whatsoever. Indeed, if the trial court's interpretation were correct, the capital forbearance should have simply provided that the capital levels set out in the forbearance letter would have been applicable for ten years due to Bank United's assumption of Old United's liabilities. Principles of correct contract interpretation do not permit reading whole portions out of an agreement, and, thus, the court erred in granting summary judgment with respect to its interpretation of the contract. Hughes Communications, 998 F.2d at 957-58. The trial court's interpretation is also inconsistent with the negotiations of the forbearance, during which the regulators specifically rejected plaintiffs' request for an all-purpose waiver of prevailing capital requirements. A2000236, 244, P. 13; A3000304.
      Thus, the proper interpretation of the capital forbearance is that it protected Bank United only if its capital levels fell below requirements "solely" as a result of its acquisition of Old United's liabilities on the date of acquisition. The trial court erred in interpreting the capital forbearance as permitting Bank United to operate at lower capital levels for ten years. In any event, since Bank United never fell below the required capital levels as a result of its assumption of the liabilities of Old United on the date of the acquisition, Bank United was not harmed by the elimination of the capital forbearance.

II.  THE TRIAL COURT CORRECTLY DENIED  PLAINTIFFS'  SPECULATIVE  "LOST PROFITS"
     CLAIMS
     ------

      Plaintiffs contend that they were under no duty to mitigate in order to pursue their alleged wholesale strategy. They also attack the factual basis of the trial court's rejection of their "lost profits" claims. They argue that the trial court erroneously found that: (1) if plaintiffs had intended to implement an enhanced wholesale leveraging strategy, they could have (and were obligated to) infuse more capital (BUBr56-58); and (2) Bank United would not have used additional leverage capacity to pursue a wholesale leverage strategy (BUBr46-53), as their lost profit claim assumes. Plaintiffs' contentions are incorrect.7

A. Plaintiffs Mitigated The Potential of The Breach

            1. Lost profits are not recoverable for a loss that a non-breaching party "could have avoided without undue risk, burden or humiliation." Restatement (Second) of Contracts ss.350 (1981); A0000055; see Everett Plywood

Corp. v. United States, 206 Ct, Cl. 244, 512 F.2d 1082 (1975); Quiman v. United States, 39 Fed, Cl. 171, 185-86 (1997), aff'd, 178 F.3d 1313 (Fed Cir. 1999);
Three Crown Ltd. Partnership v. Salomon Brothers, 906 F. Supp. 876, 887 (S,D.N.Y. 1995); Transnor Ltd. v. BP North America Petroleum, 736 F. Supp. 511, 521-22 (S.D.N.Y. 1990).
            2. Plaintiffs concede that the trial court correctly held that they mitigated the effect of the breach to pursue retail opportunities.
            3. Plaintiffs argue that the trial court erred in holding that they have and were obligated "to mitigate . . . wholesale growth." BUBr57-58. This is so, plaintiffs claim because the purported wholesale leveraging strategy was "merely designed to make profitable use of the capital that was already in the business." BUBr58.
      Plaintiffs' allegation that the purported wholesale strategy (which the trial court found they did not intend to pursue) was designed to use the leverage capacity which was "already in the business" is simply an allegation that, in the absence of the breach, they could have pursued an aggressive wholesale strategy and that the trial court erred in holding that, post-breach, they were required to infuse capital if they wished to pursue this wholesale strategy.


---------
7   In section II.C below, we demonstrate that the trial court also properly rejected plaintiffs' damages models upon "reasonable foreseeability" and "reasonable certainty" grounds. See BUBr53-56.

      But the law of contracts provides that plaintiffs cannot recover the lost profits they claim they would have earned as a result of their hypothetical wholesale strategy if they could have taken reasonable actions to prevent the alleged loss. Here. the trial court properly held that the Plaintiffs could have (and did) prevent the loss by infusing capital and, that, therefore, they are entitled only to the cost they incurred in order to make the infusion. This result is clearly mandated by the law of mitigation.
      In sum, plaintiffs' argument that they should be required to mitigate to pursue retail opportunities but not to pursue the purported wholesale leveraging strategy makes no sense. There is no support in the law of mitigation for plaintiffs flawed distinction between mitigating retail and wholesale opportunities. To the contrary, damages from any source are not recoverable if they "could have [been] avoided by reasonable efforts." Restatement (Second) of Contracts ss. 350 (1981); See Robinson v, United States, - F.3d -, 2002 WL 31115029 (Fed. Cir. Sept. 24, 2002); A0000055.
            4. Plaintiffs seize upon the rule that a non-breaching party is not required to mitigate if doing so would require that it bear "undue risk or cost." BUBr56-57. Plaintiffs' argument appears to be based upon the premise that, e', e i though they were willing to mitigate to pursue retail opportunities, they were not required to mitigate further "by adding capital to pursue added wholesale growth," because the cost of additional infusions would have been too great. BUBr57.
      The "undue risk or cost" principle of mitigation, even if applicable, is not helpful to plaintiffs, because the trial court found both that plaintiffs were able to mitigate without undue risk (i.e., they "could . . . have easily mitigated the loss of leverage capacity") and that "they actually did so" on numerous occasions, in a manner that was not prohibitively expensive. A0000057; A0000061. Plaintiffs simply offer no evidence to contradict the trial court's factual finding that these "unique" plaintiffs had "[t]he capacity to mitigate quickly and effectively at minimum cost," and that "in all instances when there was a reason to commit new capital to pursue a good opportunity, plaintiffs did it." A0000061.
      Thus, the trial court correctly found that "plaintiffs' actual mitigation enabled them to pursue their planned retail strategy and to pursue a wholesale strategy to the extent that assets could be found meeting the plaintiffs' criteria," A0000061. That finding, which plaintiffs do not dispute renders
"lost profits" unrecoverable. Restatement (Second) of Contracts ss.350.

B. The Contemporaneous Evidence Demonstrated That Plaintiffs Would Not Have Grown More Absent The Breach

      The trial court held that, after the breach, plaintiffs had infused all of the capital needed to pursue those opportunities they thought would be profitable.
      In attempting to resuscitate their "lost profits" claims, plaintiffs argue that the trial court erroneously relied upon Bank United's contemporaneous business plans and internal documents indicating that management believed the thrift was "underleveraged" or had "excess liquidity." They argue that the trial court improperly rejected plaintiffs' "explanat[ions]" of the documents. Thus, plaintiffs contend, the trial court erred in holding that there were no profitable opportunities which the breach prevented them from pursuing.
      In fact, the trial court correctly weighed the evidence to reach a common-sense conclusion. As the court held in Argus, Inc. v. Eastman Kodak Co., "[t]he failure of a business' management to note at the time which is later claimed by its lawyers to have been a mortal commercial wound weighs heavily against such a claim." 801 F.2d 38, 42 (2d Cir. 1986). Plaintiffs' request that the testimonial evidence be re-weighed, and credited over the contemporaneous documents, should be rejected. See Central States v. Neiman, 285 F.3d 587, 595 (7th Cir, 2002) (when a trial court "accept[s] the validity of the documentary evidence over [a witness's] purported explanations[, that] credibility determination [is] entirely within the province of the district court").

        1.    Plaintiffs Misrepresent The Trial Court's Findings

      Plaintiffs simply ignore part of the trial court's basis for concluding that "FIRREA did not prevent plaintiffs from pursuing any growth or investment strategy." A0000061. The court made clear that its conclusion was based, in part, upon its finding that "when profitable opportunities arose, Bank United pursued them even if it required borrowing or infusing capital, or operating at a lower-than-planned capital ratio," A0000061; A0000064. Plaintiffs do not challenge this holding, and the trial court's rejection of plaintiffs' claim for lost profits should be affirmed upon this ground alone.

        2. Bank United's Business Plans Demonstrated No Intent To Grow In The Manner Plaintiffs Claimed At Trial

      Plaintiffs claimed at trial that, in the absence of the breach, they would have grown the thrift by pursuing a wholesale leverage strategy. They contend that the trial court erred in relying upon Bank United's business plan to reject plaintiffs' contention that they would have pursued this strategy.
      The trial court analyzed Bank United's business plans as "evidence of [the thrift's] intended operating strategy" in order to compare its pre-FIRREA intentions with its post-FIRREA actions and achievements. A0000059. In sum, "[t]he contemporaneous evidence indicates that Bank United pursued a plan, first expressed in the [initial application to acquire Old United, A3000001-20] and never contradicted in any subsequent business plan, nor by the actual bank, to first grow its retail base and to supplement its growth with wholesale purchases." A0000062. The court determined that, not only was Bank United's actual growth consistent with its pre-FIRREA plans, which indicated that no harm had been caused by the breach, but that, during 1989-1992, plaintiffs did not intend to grow the thrift with an aggressive wholesale leveraging strategy, as plaintiffs testified at trial. A0000061; A0000064.

      Plaintiffs do not dispute that the business plans say what the trial court found; instead, they assert that all of their plans - both internal and those provided to the Government - were unreliable evidence to "establish the position Bank United `would have been in had the contract been performed.'" BuBr48. Plaintiffs argue that this assertion is true because: (a) the early business plans were prepared "before agreement was" finalized, when "no due diligence was allowed," or "only to demonstrate the minimum requirement of financial viability, not the full profit potential of the business"; and (b) the "later business plans" were "all prepared under threat of the Government's breach." Id. In sum, plaintiffs argue they should be awarded more than $550 million based upon a secret plan that was never submitted to any regulator, or discussed or memorialized in any internal or external document.
      Plaintiffs made these exact factual arguments before the trial court, which examined the business plans, listened to the testimony, and made factual findings that the wealth of consistent contemporaneous evidence was more probative than plaintiffs' current conflicting explanations. A0000059-60; A0000062. Plaintiffs do not even challenge the trial court's principal finding regarding Bank United's business plans: every business plan (regardless of when drafted) accurately memorialized the strategy that Bank United actually pursued throughout 1990-1992. A0000062.

      In addition, plaintiffs' request that this Court ignore Bank United's initial (pre-FIRREA) business plans conflicts with the voluminous credited testimony describing the regulators' reliance upon representations in those same business plans during the acquisition negotiations, A0000059; A1004489; see A1003690-92, 3712, 3716-17, 4080, 4084-90, 4114-15, and with plaintiffs'
obligation to inform the regulators, in writing, of any change in strategy or intended operation up until "the time [the negotiating parties] walked into the Board meeting. A1004092. No modification of the plan ever reflected the change in operating strategy that plaintiffs now claim they secretly intended to pursue.
      Moreover, plaintiffs' attempts to discredit their own post-acquisition and pre-FIRREA plans as tainted by knowledge of FIRREA are flatly inconsistent with plaintiffs' own testimony. For instance, one of Hyperion's principals expressly testified that the July 1989 business plan, which was prepared after the three business plans relied upon by the trial court, A0000059-60, was "not prepared in anticipation of FIRREA with knowledge of [the] legislation," and "assum[es] a non-FIRREA world." A1001012-13, 1153; see also A1001043 (thrift was "expecting," in June 1989 that its forbearances would be grand fathered); A4000302, 334 (post-FIRREA letter to shareholders assumed capital forbearance was intact').
      This credible evidence refutes Bank United's unsubstantiated story at trial of two abrupt strategy shifts occurring in the beginning of January 1989, and supports the trial court' holding that Bank United's "lost profits" models are:
(a) "based upon inaccurate assumptions about plaintiffs' plans for growth"; and
(b) "filled with speculation upon speculation." A0000055.

        3. The Trial Court Properly Weighed The "Underleverage" And "Excess Liquidity" Evidence

      Plaintiffs next mistakenly ask this Court to re-weigh the evidence concerning Bank United's frequent, contemporaneous assertions that it had additional capacity to grow the thrift but could not find a sufficient number of profitable investments. Instead, they ask the Court to find that their trial testimony that the documents did not really mean what they said was more credible.
              a. Plaintiffs' "lost profits" theory was predicated upon the assertion that Bank United was constrained by its breach-caused capital position and was unable to employ a wholesale leveraging strategy. The trial court tested that assertion by analyzing Bank United's contemporaneous statements concerning its excess capital, excess uninvested cash, and inability to locate suitable investments. A0000061, A0000064-65. That contemporaneous evidence, which the trial court found more credible, contradicted plaintiffs' assertions at every turn.
      For example, during 1989 and early 1990, as a result of selling assets acquired from Old United, Bank United found itself "underlevered" throughout the spring and summer of 1990. See A4000197-226; A4000230-43; A4000250,

253; A1000499; A3000210-11. President Thorn testified that Bank United's "underleveraged" position "put pressure on us to find additional assets . . . to purchase." A4001247; see also A1000491; A1000490, 617. Despite this added pressure, the trial court held that Bank United was unable to remedy its underleveraged position "because there was a lack of high quality available assets in the market." A0000064 (citing A4000250-51); see A1000492-93;
A1000618-19; A4001248.
      Bank United's underleveraged problem was exacerbated in May and June 1990, when Bank United acquired three additional thrifts from the RTC, A0000065, which resulted in Bank United receiving more than $880 million in cash from the RTC, for which the bank attempted to locate "interim" investments. A4001257; see A3000364; see also A4001088, 092; A4001116, 126; A4001146. As of March 1991,
Bank United still had not deployed this cash. A4001186-87. As the trial court put it, Bank United could not locate assets to absorb the excess cash that it had on hand. A0000064; A4001257-58.
      By December 1990, Bank United began to view itself as both maintaining "excess liquidity" and as "underleveraged." A0000065; A4001165, 167, 169; A4000263, 274; A0000065 (citing A3000365). These conditions persisted through July 1991. A3000050; see A3000357-58; A1000501. Based upon this evidence, the trial court found that, "even though Bank United had the ability to pursue more investments, including wholesale investments, than it actually did, there were frequently no assets in the market that satisfied its risk and yield criteria." A0000061.
      In sum, during the very years in which plaintiffs' witnesses testified that breach-related capital constraints precluded Bank United from acquiring approximately $5.6 billion in profitable assets, A2000017-18, the thrift's contemporaneous documents revealed that its managers could not, despite all their efforts, locate profitable investments to deploy the excess capital and liquidity within the thrift. The trial court simply found the contemporaneous reports more credible. A0000061, 64-65. That proper factual analysis is certainly not clearly erroneous.
            b. Plaintiffs attack these findings in three ways, each of which is flawed.
      First, plaintiffs assert that the trial court improperly "inferred that the reason Bank United was underleveraged was that Bank United could not find any `assets in the market that satisfied its risk and yield criteria' and thus simply ran out of `appropriate' or `satisfactory' assets to buy." BUBr5O. The trial court did not "infer" anything; it made that finding based upon Bank United's admissions at trial and in its contemporaneous documents. A0000061. For instance, plaintiffs' chairman testified unequivocally that "one of the reasons that the bank was periodically underlevered was because it could not find assets that met its investment criteria." A1000492-93, 618; see A4000230; A4001242, 248, 257-58,
263; A4001070, 250-51.
      Second, plaintiffs assert that the contemporaneous references to "underleverage" and "excess liquidity" were isolated incidents and that the trial court should not have extrapolated from them. BUBr49-52. This argument is, at best, misleading. The trial court properly found that plaintiffs' underleverage and excess liquidity conditions indicated the same thing: a chronic problem deploying excess capital or excess cash into investments that met the thrift's credit and yield criteria. Plaintiffs' recognitions of "underleverage" and "excess liquidity" must be considered in the context of the totality of Bank United's operations throughout the relevant period. The trial court correctly found Bank United's consistent reports of additional capacity contradicted plaintiffs' claim of an endless supply of profitable investment opportunities that they were required to forego as a result of the breach. Faced with similar evidence, other trial courts have reached the same conclusion. Glendale Federal Bank v. United States, 43 Fed. Cl. 390, 401 n.3 (1999), rev'd on other grounds, 239 F.3d 1374 (F.3d Cir. 2001); Suess v. United States, 52 Fed, Cl, 221, 230 (2002).8

----------
8   Plaintiffs' assertion that they prudently operated with a large capital cushion "at or below industry averages" is false and irrelevant. Plaintiffs' only "evidence" of a purportedly prudent capital cushion is a demonstrative exhibit (A2000185) that was not credited by the trial court and was shown to be false during cross-examination. A3000370; A1002336-42. In any event, if an aggressive wholesale leveraging strategy would have produced reasonably certain profits, even

      Third, plaintiffs argue that the trial court should have believed their testimony that, absent the breach, they would have relaxed their investment criteria because "a thrift with greater leverage capacity to use will be more aggressive in finding ways to use it." BUBr52. Like so many others, these claims are flatly contradicted by Bank United's operations. Even when the thrift was underleveraged, Bank United's managers refused to relax their credit standards. See, e.g., A4000230. The trial court concluded that, "[e]xcept for the testimony of Bank United's managers," which it found not credible, "there is no evidence in the record supporting the proposition that Bank United would have lowered its credit or return requirements." A0000064. Plaintiffs' argument on this point consists of nothing but citation to that discredited testimony.

C. Plaintiffs' "Lost Profits" Models Failed The "Reasonable Foreseeability" and "Reasonable Certainty" Tests

      Because it concluded that plaintiffs "could have and, in fact, did mitigate damages," the trial court determined that "there is no occasion to analyze at length the parties' evidence and arguments concerning foreseeability and certainty" of the alternative "lost profits" models. A0000055. Nevertheless, the trial court - which heard weeks of evidence related specifically to those models - specifically stated: (1) "the magnitude of damages which [plaintiffs'] lost-profit models purport to show was not reasonably foreseeable," and (2) "the models are based


-----------
plaintiffs' own exhibit (A2000185) makes clear that Bank United could have operated with lower capital ratios and pursued such a strategy.

upon inaccurate assumptions about plaintiffs' plans for growth of Bank United and . . . are filled with speculation upon speculation and thus do nor establish lost profits with reasonable certainty." Id.
      On appeal, plaintiffs ask that these findings be overturned, BUBr53-56. But plaintiffs fail to demonstrate that the court's factual findings were incorrect - much less provide any basis for this Court to make its own factual findings regarding the purported foreseeability or reasonable certainty of the "lost profits" claims.
            1. With respect to "reasonable certainty," the fundamental assumption used to generate plaintiffs' damage models was that, in the absence of FIRREA's capital provisions, Bank United would have had contractual capital which it could have used to grow more through an aggressive wholesale leveraging strategy than it did by following its actual strategy during 1990-1992. As explained above, the trial court's detailed findings rejecting that assumption were correct (and surely not clearly erroneous), rendering plaintiffs elaborate calculations irrelevant.
      But that is not all. After a six-week trial focused mostly upon plaintiffs' models, the evidence demonstrated that these models were based upon counter-factual assumptions, contained obvious errors, and relied upon unreliable evidence. Among many other problems exposed at trial: (a) during their respective first quarters of operation, the "one-breach" model asserted 100 times more profits than the "three-breach" model, even though the "one-breach" (sub-debt) model was proffered to measure the effect of only one of the breaches in the "three-breach" model (A3000467; A1003574-76); (b) plaintiffs' expert projected asset growth substantially greater than any other comparable thrift (i.e., the incredible assumptions that Bank United was a "unicorn" thrift) (A2000027, 076, A3000464; A1003488-89; see A3000503; A3000572), and (c) even though the primary "lost profits" model was based upon purportedly "conservative" assumptions, it generated more than twice the return of the actual bank in 1990-1992 (A3000501) - and did so by being rigged to take much more risk than the actual thrift was willing to tolerate (A1004483; A3000497-500).
      Plaintiffs do not - because they cannot - attempt to rehabilitate their alternative models by providing a detailed explanation of their merits.
Instead, they ask this Court to make factual determinations sufficient to reverse the trial court based entirely upon that court's characterizations of the models as "`ultra-detailed' and `voluminous.'" BUBr55; A0000052. Understandably, plaintiffs cite no authority for the proposition that a blizzard of computer spreadsheets - based upon assumptions that are inconsistent with the contemporaneous documents - somehow transforms the assumptions in the model into ones that are "reasonably certain." As expected, substantial precedent contradicts their unsupported argument. E.g., Lindheimer
v. Illinois Bell Telephone Co., 292 U.S. 151, 164 (1934) ("Elaborate calculations which are at war with realities are of no avail."); Southern Pacific Communications Co. v. AT&T, 556 F. Supp. 825, 1076
(D D.C. 1982).
            2. Plaintiffs' arguments with respect to "reasonable foreseeability" are equally without merit. Although they contend that the legal standards should not be "rigorous[ly] appli[ed]" in this case, plaintiffs do not challenge the legal principle that the manner and magnitude of claimed damages must be reasonably foreseeable at the time of the agreement. BUBr53-54; A0000054-55. Instead, plaintiffs attack the trial court's factual findings by simply asserting that there is no basis to find that $553.3 million in lost profits are "`beyond the bounds of reasonable prediction' as a result of a breach eliminating $8 [billion] in leverage capacity." BUBr54.
      Aside from the fact that plaintiffs' argument is based upon nothing but a mere assertion, the regulators could not have reasonably foreseen substantial lost profitable opportunities from a wholesale leverage strategy for at least two reasons.
      First, the regulators testified that, if plaintiffs had memorialized an intent to operate Bank United with an aggressive wholesale leveraging strategy, the Government would not have agreed to the transaction. A1003804-05, 3953-54; see A1003953, 3797, 4088, 4108. And there was no dispute that the regulators were, in fact, never informed of any such strategy. See A1002004; A3000001,

011-15; A3000019, 023, 028. Indeed, the trial court found that plaintiffs intended to pursue (and actually did pursue) a very different strategy. A0000060.
      Second, during the acquisition negotiations, plaintiffs informed the regulators that they were willing to invest additional capital into Bank United in order to pursue profitable opportunities. A3000642, 659. Indeed, on the day after FIRREA's enactment, plaintiffs specifically reiterated that they had access to hundreds of millions of dollars to invest if additional profitable opportunities became available. A3000334; see A3000335-36, A3000339-40; A3000346-47; A3000763, 766; A1000554. With access to vast capital to replace lost leverage capacity from the breach, there is no way the Government could have foreseen plaintiffs would lose anything other than the transaction costs necessary to transfer additional capital to the thrift.

III. THE TRIAL COURT PROPERLY REJECTED PLAINTIFFS' HYPOTHETICAL COST OF REPLACEMENT MODEL
     ------------------

      Plaintiffs' alternative cost of replacement model (which plaintiffs referred to as "cost of substitute capital") was proffered in support of their claim for $117 million, as compensation for "costs" they purportedly would have incurred to raise $228 million, at the time of the breach, in order to replace all "leverage capacity" affected by FIRREA's capital provisions. A0000056-57. The trial court rejected this claim - i.e., raising capital "costs" 51 cents n the dollar - as "grossly exaggerated" and "absurd on its face." A0000057; accord CalFed, 43

Fed. Cl. 445, 461 (1999), aff'd in relevant part, 245 F.3d at 1350; Glendale, 43 Fed. Cl. at 401, rev'd on other grounds, 239 F.3d 1374.
      The central focus of plaintiffs' attack upon this ruling is that it "reflects the [trial] court's unsupportable premise that adding capital to repair the breach imposes only relatively minor transaction costs." BUBr58-59 (emphasis added). But the trial court's determination was not a simple "premise" the court casually considered; instead, much of the evidence presented by both parties related to their factual dispute concerning this very issue.
      In sum, the Government's expert, the Nobel-prize winning economist, Dr. Merton Miller, testified that, contrary to the untested theory of plaintiffs' expert, Professor Myers, economics and finance literature uniformly demonstrate that the "costs" of raising capital are equal to transaction costs of between
1.6 and 13.2 percent of the amount of capital raised. A3000641; A1004240-44. The trial court weighed the evidence, rejected Professor Myers's contrary opinion, and awarded transaction costs as the correct measure of damages. A0000057.
      That ruling makes economic sense because, on the date of issuance, such as Bank United's $85.5 million preferred stock issuance, a thrift receives cash (less transaction costs), $85.5 million, with the expectation that, after discounting for risk and the time value of money, the thrift will pay a stream of dividends that, on the date of the issuance, is worth $85.5 million. That is why, contrary to his trial testimony, Professor Myers's textbook teaches that "[i]t is difficult to find financing schemes with [net present values] significantly different from zero" A2000249, 251; A1003230,9 i.e., to find transactions where the cash received exceeds the value of the cash stream sold to the investors.
      The CalFed trial court credited Professor Miller's similar testimony and found that the "cost" of replacing capital was determined by the amount of transaction costs. That finding was explicitly affirmed by this Court, 245 F.3d at 1350, and the Supreme Court denied CalFed's petition for a writ of certiorari to review that affirmance, 122 S. Ct. 920 (2002). There is no reason not to reach the same result here.
      Plaintiffs next contend that the trial court "misperceive[d]" what the cost of replacement model was measuring and misunderstood the model's attempts to replicate the elimination of the forbearances. BUBr58-60. They argue that this model was actually a "lost profits mitigation model" (BUBI58) intended to measure what it would have cost plaintiffs to raise capital to replace lost borrowing capacity (and "lost" profits) not replaced by plaintiffs' actual "piecemeal" capital infusions. BUBr58-59.

-----------
9   Plaintiffs' illustration that a homeowner pays more in interest than the borrowed amount, BUBr59 n.10, is inapposite for at least two reasons. First, it ignores that the interest payments represent primarily the time value of money. Second, plaintiffs ignore the benefit of the use of the proceeds. A homeowner is willing to pay more in interest than the original purchase price because, in addition to owning the home, the homeowner receives a stream of use, i.e., a rent value of the home, over time.

      The trial court clearly understood plaintiffs' arguments - and rejected them. In sum, plaintiffs' cost of replacement model claimed "damages" based upon the purported cost that would have been incurred to restore every penny of leverage capacity affected by the breach, as of the date of the breach. But, the court found that plaintiffs' piecemeal infusions replaced all leverage capacity that plaintiffs intended to (or were able to) use. Thus, the trial court correctly found that plaintiffs had failed to demonstrate that they should be compensated for the cost of replacing the "maximum" lost leverage (calculated using the "maximum assets that could have been supported with the three forbearances in place" less the "maximum" assets that Bank United could support after FIRREA passed and the forbearances were eliminated" (A0000056 (emphasis added))), without considering what mitigation efforts were actually necessary or undertaken to avoid harm in the real world.

IV. THE $3.9 MILLION AWARD RELATED TO THE DECEMBER 1992 CAPITAL RAISING WAS ERRONEOUS
     ---------

      We demonstrated above that the trial court erroneously awarded $3.9 million for the transaction costs associated with Bank United's $85.5 million preferred stock issuance on December 29, 1992, because the ruling that transaction mitigated a breach of the capital forbearance was based upon an erroneous interpretation of the forbearance.
      Alternatively the award should be reversed because the awarded costs were not necessary to mitigate an insignificant and immaterial harm lasting for only two days, especially considering that plaintiffs put forth no evidence, and the trial court did not find, that plaintiffs lost any investment opportunities during those two days.
      A. The trial court found that plaintiffs were "entitled to the cost of restoring the borrowing capacity (capital ratio) eliminated by FIRREA in a way that would allow Bank United to pursue its intended growth and profit-making plans," and that such mitigation efforts and costs must be reasonable. A0000056; Restatement (Second) of Contracts ss. 350 cmt. b. The trial court awarded plaintiffs $4.9 million for the costs associated with the debt-swap transaction (which we do not challenge), and $3.9 million for transaction costs paid when Bank United raised $85.5 million in preferred stock on December 29. 1992. A0000066.
      Even under plaintiffs' interpretation of the capital forbearance, any "adverse impact" of the breach upon Bank United's leverage capacity ended on December 31, 1992, and thus, any benefit derived front any ability to operate at a capital level lower than otherwise required disappeared. A0000051. And, as the court found, any adverse effect during 1992 was insignificant and immaterial, because (as of the beginning of that year) the capital level required by the capital forbearance and the prevailing capital requirements converged at three percent, though there were minor computational differences. A0000050-51; A0000057. Thus, by 1992, the required regulatory capital ratio and the ratio permitted by the capital forbearance were materially identical and no damages could have resulted from the elimination of the capital forbearance.
      B. The trial court's $3.9 million award is inconsistent with the court's holding that plaintiffs were "entitled to the cost of restoring the borrowing capacity (capital ratio) eliminated by FIRREA in a way that would allow Bank United to pursue its intended growth and profit-making plans." A0000056. The transaction costs related to raising $85.5 million in equity bore no relationship to the costs necessary to replace an insignificant and immaterial amount of lost leverage capacity for two days (December 29 to December 31), especially considering that plaintiffs failed to prove Bank United would have used any additional leverage capacity during those days.
      Surely, awarding transaction costs necessary to facilitate $1.7 billion in borrowing capacity (i.e., $85.5 million levered at five percent) is clearly excessive, particularly in light of the court's findings that, even if there were lost opportunities during those two days, plaintiffs were in a position, through a variety of means, to "mitigate quickly and effectively at minimum cost." A0000062. In fact, plaintiffs never even claimed that the December 1992 issuance was a mitigating transaction, and the contemporaneous evidence contradicts that position. A4000006 (SEC filings explained "proceeds from the sale . . . [to] be available for general corporate purposes").

V.   THE TRIAL COURT CORRECTLY REJECTED PLAINTIFFS' POST-TRIAL MOTIONS
     -----------------------------------------------------------------

      After issuance of the court's decision, plaintiffs submitted three new theories of recovery in post-trial motions, seeking: (1) the $35.3 million that plaintiff-owners invested in Bank United; (2) a 20 percent return upon that investment; and (3) the dividend payments related to Bank United's December 1992 preferred stock issuance.10 Plaintiffs' new theories assumed (as the trial court had ruled) that the proper damages award was based upon the cost of the mitigating transactions, but claimed that the properly-calculated "cost" was $161.7 million higher than the trial court's award. The court correctly rejected plaintiffs' motions.
      Plaintiffs begin their attack upon the trial court's ruling by citing a series of cases for the unremarkable proposition that a non-breaching party that mitigated is entitled to be awarded appropriate "costs." BUBr32-33. This is riot the issue, instead, the issue is whether, as a matter of fact, the trial court correctly calculated those costs.
      Plaintiffs also argue that the trial court's $8.8 million award creates the "patently anomalous result" that "restoring billions of dollars of leverage capacity by adding regulatory capital to [B]ank United entailed only relatively

----------
10   Prior to submission of the case, plaintiffs never argued that the items described in their post-trial motions were compensable "costs of mitigation. Thus, we never had an opportunity to take discovery or present evidence to refute these belated damages claims.

insubstantial transaction costs." BUBr33. But transaction costs of $8.8 million (or $4.9 million, as the award should be, see section IV) are not "insubstantial." In addition, there is nothing "anomalous" about the fact that the "cost" of raising capital equals the amount of transaction costs. That is what is economics and finance literature - including the writings of plaintiffs' expert witness - uniformly teach, and it is a finding this Court has already affirmed. CalFed, 245 F.3d at 1350.

A. The Trial Court Correctly Rejected Plaintiffs' Claim Based Upon The Amount Of Plaintiff~Owners' Infusions Into Bank United

      Plaintiffs first argue that three cash infusions, totaling $35.3 million that plaintiff-owners made in Batik United during 1990-1991 should be awarded as "costs" of mitigation. But plaintiffs do not dispute several facts that doom their claim: (1) the claimed $35.3 million was an investment in the plaintiff-owners' own thrift (BUBr35, 37) that Bank United "still ha[s] or transferred" to plaintiff-owners via dividend payments (A0000077);11 and (2) plaintiffs earned a handsome return on the infusions while the cash remained in Bank United (through the thrift's use of the funds). Thus, although plaintiff-owners always had the money (either in Bank United or after it was returned to them via dividends), they argued that an identical sum should he awarded to them as "damages."


----------
11   The trial court s reference to a "transfer"(A0000077) refers to Bank
United's return of $100 million in dividend payments to plaintiff-owners in 1996. A4000903, 940.

      Plaintiffs' claim makes no sense. A plaintiff cannot be "harmed" by investing in its own business, if that investment increased the business's value (by an equal amount) and it unquestionably still owns the business (or otherwise captured the increased value).
      After the infusions, plaintiff-owners held a thrift worth an additional $35.3 million. Plaintiffs never lost that money or "paid" it to third party. The only "damages" associated with those infusions were transaction costs (e.g., de minimis transfer fees to move plaintiffs' money from one pocket to another). No precedent supports the proposition that plaintiffs may recover as "damages" an amount of money they invested in their own business (and still possess).
      In rejecting plaintiffs' $35.3 million post-trial claim, he trial court found that "[t]o award the principal amount of such capital infusions would be replacing an investment plaintiffs still have or transferred" to themselves by means of dividends. A0000077. Plaintiffs' three attacks upon the trial court's findings fail to establish that the trial court erred.
      First, plaintiffs assert that awarding them $35.3 million is necessary to fulfill the expectancy damages maxim that non-breaching parties are entitled to he placed "in as good a position as [they] would have been in had the contract been performed." BUBr34. But awarding plaintiffs $35 3 million would place plaintiffs in a substantially better position than they would have occupied had the breach not occurred. Even assuming (as they argue, BUBr34) that plaintiffs would not have infused the $35.3 million into Bank United, that simply means that their thrift would have been worth $35.3 million less than it was after the $35.3 million investment. An award of $35.3 million would represent a windfall, because plaintiffs would be compensated for something they never lost.
      Plaintiffs' related argument that the infusion of the $35.3 million in real capital "merely . . restore[d] Bank United to where it would have been without the breach" (BUBr34) is also flawed. Those capital infusions provided not only "leverage capacity," but also real investable funds that could (and did) earn a real return (or were used to pay down borrowings, thus reducing real costs), A0000077, and, thus, Bank United was better off after the infusion.
      Because the return upon the $35.3 million infusion that they received compensated them for the use of their funds, the plaintiff-owners' argument that, "absent the breach, [they] would have retained $35,338,988 outside Bank United and still received the same returns Bank United actually produced after the breach" (BUBr34-35) is wrong. If the funds had not been invested in Bank United, the thrift would have both been worth less and earned less, because. respectively, it would have had $35.3 million less in equity capital and (assuming it would have grown to the same size) it would have had to borrow and pay interest upon an additional $35.3 million in liabilities.

      Second, plaintiffs rely upon several of this Court's decisions to argue that, under the "law of mitigation," the $35.3 million infusion is recoverable as an "added financing cost." BUBr35-36. Plaintiffs' reliance is misplaced.
      In Bluebonnet Savings Bank, FSB v. United States, 266 F.3d 1348 (2001), the investor-plaintiff agreed to arrange financing to capitalize the thrift. After the breach, he had difficulty arranging that financing. This Court held that plaintiff was entitled to the increased cost of financing actually paid as opposed to the financing costs that would have incurred in the absence of the breach. Id. at 1357-58. But that holding is inapposite here because, as the trial court recognized, plaintiffs did not prove any "costs" related to the $35.3 million infusions, much less increased costs.
      Plaintiffs' reliance upon Hughes Communications Galaxy, Inc. v. United States, 271 F.3d 1060, 1066 (Fed. Cir. 2001), is similarly misplaced. After the breach in Hughes, the plaintiff paid for substitute performance from a third party to mitigate the effect of the breach. It is true that, when a mitigation requires a non-breaching party to pay a third-party more to complete a "cover" transaction than the amount agreed under the breached contract, the incremental cost may be awarded as damages. 1 Dobbs, Law of Remedies ss. 3.3(5), at 305 (2d ed. 1993). But the "substitute" performance in Hughes, where the plaintiff was out-of-pocket additional costs, bears no relation to the mitigation in this case, where plaintiffs do not contest that, (l) "they still have or have transferred" the $35.3 million; and

(2) they benefitted, beyond what was promised by the Government, from the cash infusions.12
      Third, plaintiffs assert that the trial court rejected their claim based upon a mistaken view that "savings in borrowing costs should be offset against the cost of paying the added $35.3 million into Bank United," (BUBr37). They argue that, for two reasons, no "offset" or "downward adjustment" should be applied to account for the benefits plaintiffs received from the mitigating acts, i.e., Bank United had $35.3 million more in earning assets and its borrowing costs were reduced. BUBr37-40.
      Plaintiffs' entire argument related to the trial court's purported "downward adjustment" rationale (BUBr37-40) is a classic strawman. The trial court did not hold (explicitly or implicitly) that "savings in borrowing costs shou1d be offset against the cost of paying the added $35,338,988 into Bank United." BUBr37. Instead, it stated that it was "in total agreement with the Defendant's position" (A0000077), which (as explained above) related to the fact that the plaintiff-


-----------
12  Commercial Contractors Inc. v. United States, 154 F.3d 1357, 1372 (Fed. Cir.
1998), is similarly inapposite. There, the non -breaching party (which had not mitigated) was permitted to recover the prospective cost of replacing the breaching party's faulty construction, but "only if that cost is not clearly disproportionate to the probable loss in value caused by the defects." Id. at 1373. As we have explained, the $35.3 million infusion not only replaced Bank United's lost leverage capacity, it provided plaintiffs the potential earnings upon the infused cash. An award of another $35.3 million in cash in this case would be "clearly disproportionate" to the potential loss in value associated with the decrease in leverage capacity.

owners always had - and never "lost" in any way - the $35.3 million they invested in Bank United. And, the trial court's observation that the plaintiff-owners' "investment in Bank United . . . not only restored borrowing capacity, but provided that much cash for the bank's growth" (A0000077) cannot plausibly be read as a "downward adjustment" holding. To the contrary, that statement again emphasizes the fact that the plaintiff-owners were always in control of the $35.3 million, which could be used by Bank United for growth.
      In any event, plaintiffs' two attacks upon the court's purported "downward adjustment" ruling cannot be supported. Plaintiffs first argue that, because the mitigation effected by capital infusions was "inferior[] . . . in comparison to the Government's promise," the undisputed benefits they received from reduced borrowing costs should be "disregarded." BUBr38. Plaintiffs' allegation that their post-breach capital infusions were "inferior" to their lost contractual right because the infusion could not perfectly "replace the favorable minimum capital ratio" that was lost as a result of the breach (BUBr38) is wrong as a matter of fact. The trial court found that, "[I]n all instances, when there was a reason to commit new capital to pursue a good opportunity, plaintiffs did it. They fully mitigated to the extent that they deemed it desirable to do so." A0000061.
      Plaintiffs' assertion that, in the absence of the breach, Bank United would have been able to leverage its capital (including the infused capital) more than it could after FIRREA is irrelevant, because (as the trial court found) its managers leveraged as much as they wanted (or could). A0000062. 1. here is no basis to award damages based upon theoretical distinctions between full contract performance and the mitigation, especially when those potential differences had no bearing upon purportedly foregone assets or "lost profits."
      Plaintiffs' second attack upon the trial court's purported "downward adjustment" rationale, a rationale it never adopted, is that an "offset" for Bank United's decrease in borrowing costs as a result of the $35 million infusion would be improper because "there is no evidence that when Plaintiff-owners paid the $35,338,988 into Bank United, they wanted or needed to reduce Bank United's borrowing costs or raise cash." BUBr39. This assertion is contrary to the record and the trial court's findings. Plaintiffs concede that Bank United raised cash by borrowing as part of its day-to-day operations, and the infusions did reduce those costs. BUBr10; see A0000076-77. Moreover, plaintiffs concede they infused the $35.3 million to acquire other thrifts or repay existing financing BUBr21-22; A0000063.
      Plaintiffs ignore the fundamental principle that the beneficial effects of mitigation must be taken into account in determining an apc ropria~ award of mitigation costs. Restatement (Second) of Contracts ss. 347(c) & cmt. e. Instead, plaintiffs cite authorities that simply do not apply here. BUBr39-40. Professor Dobbs's hypothetical, upon which plaintiffs rely, involves installation of substitute wall-paneling that is better than the paneling specified in a breached construction contract. 3 Dobbs, Law of Remedies ss. 12.6(2) (1993). Professor Dobbs asserted that, if two conditions were satisfied, it might be improper to adjust for the beneficial effects of mitigation: (1) the non-breaching part had no use for the intangible difference between the mitigation paneling and the contract paneling, and (2) the benefit "takes the form of added capital value that may never be realized." Id. at 140
      But it makes no sense to argue (as plaintiffs do) that Bank United had no use for the $35.5 million or the leverage capacity it provided. And, as explained below, plaintiffs realized the increased value of the thrift. BUBr41. Thus, the referenced passage from this treatise is irrelevant. Similarly, Handicap Children's Education Board v. Lukazewski, 332 N.W.2d 774, 778~ 79 (Wis.
1983), concerned non-pecuniary benefits, such as teaching skills, not pecuniary benefits such as cash that can be readily valued and realized. Further, those non-pecuniary benefits did not reduce the costs of the mitigation.
      In addition, plaintiffs' post-trial argument that no "downward adjustment" should be made to an award of the amount of infused funds is inconsistent with their principal expert's opinion testimony. In Professor Myers's cost of replacement model, he asserted that a downward adjustment -- the amount of which was wrong and rejected for several reasons - was necessary A2000153-58, A1002943-49), and none of plaintiffs' witnesses contradicted that assertion. Plaintiffs' inconsistent - and unsupported - post-trial argument, which is also inconsistent with their continued attempt to prop-up the cost of replacement model (BUBr58-60), was not credible before the trial court and should not be countenanced here.

B.    Plaintiffs' Lost "Return" Claim Cannot Be Supported

      Not only do plaintiffs seek a windfall of the $35.3 million in infusions, they request a 20 percent "return" that purportedly would have been earned had plaintiff-owners invested the $35.3 million in other, unspecified investments. BUBr40-43. The trial court rejected that claim (A0000077), and plaintiffs' challenge to that finding fails for at least four reasons.
      First, plaintiffs concede, as they must, that "[i]t is, of course, true that the infusions produced a `return' for Plaintiff-owners on their investment in Bank United." BUBr41; see A0000077. In fact, the court found that plaintiff-owners earned a 24-25 percent return upon their equity investment in the thrift. A0000064 n.18.
      Plaintiffs argue that they should receive both the return actually earned and a so-called "foregone" return because, in the absence of the breach the plaintiff-owners "would have retained the $35,338,988 for use in other investments and also received the returns actually produced by Bank United without the need to add more regulatory capital." BUBr41 (emphasis added). That is wrong because, without the $35.3 million infusions into Bank United, the thrift may have earned a return on the leverage capacity provided by the contract, but it would have had

$35.3 million in additional liabilities or would not have earned a return from investing the $35.3 million infusions, Thus, the actual return of the bank would not have been the same without the infusions; it would have been smaller. See A3000359-61; Al003204, 3479-84, 3611.
      Second, plaintiffs simply failed to prove that plaintiff-owners "lost" any opportunity whatsoever. For example, there was no evidence that any capital constraint (much less a FIRREA-related constraint) precluded them from pursuing any additional investments. Indeed, until the end of at least 1992, which was the period of the alleged harm, Hyperion Partners indisputably maintained more than $140 million in unused capital commitments. E.g., A3000362; A3000334. A3000335-36; A3000339-40; see A0000057.
      Plaintiff-owners also failed to prove how they would have earned the returns they allegedly lost on the $35.5 million. The hypothetical "foregone return" would have to be earned from investments, presumably made by another business capitalized by Hyperion Partners. Plaintiffs fail to specify the nature, risk, level of leverage, or any other information regarding the required hypothetical investments. Plaintiffs' "lost profits" claim, although correctly rejected by the trial court. was based upon hundreds of pages of models in which Professor Myers "speculat[ed]" about Bank United's purported but-for investments, A0000055; plaintiffs' "20 percent return claim," in contrast, leaves all the details concerning how $57.1 million in "lost profits" would have been earned entirely to the imagination, and thereby attempts an end-run around basic proof requirements.
      What is more, plaintiffs' use of a 20 percent rate as an estimate of the plaintiff-owners' foregone earnings lacks support in the record and is otherwise flawed. BUBr42-43. No evidence was presented concerning either actual or potential earnings upon Hyperion's capital from nonblank United investments, such as those assumed in the "return" claim.
      Plaintiffs attempt to support the claim that they would have earned a 20 percent return by referring to Bank United's 1989/1999 attempt to raise capital for the thrift from non-affiliated entities, when they were told "[p]rospective buyers" would expect a return between 20 to 25 percent from Bank United. BUBr42. But, that evidence is irrelevant because plaintiffs' current "20 percent return claim is based upon hypothetical investments that purportedly could have been made in investment vehicles other than Bank United. The current claim is not based upon the 20 to 25 percent return that other investors hoped to earn by investing in Bank United, Also, a mere goal cannot satisfy plaintiffs' burden of proof. Thus, plaintiffs' argument that "it would have been contrary to Hyperion's venture capital mission and self-defeating" to invest in anything that would have yielded a return of less than the requested 20 percent is not helpful to their cause. See A0000078.

      Third, we have located no precedent that supports plaintiffs' $57.1 million claim for a second return upon the cash infusions into Bank United, and the only case upon which plaintiffs rely, Fishman v. Estate of Wirth, 807 F.2d 520 (7th Cir. 1986), actually undermines their claim for "opportunity costs" as "damages."13 BUBr42. In Fishman, the injury resulted from the inability to make an investment in a particular enterprise, and the court made clear that plaintiffs could not recover damages representing but-for earnings from the thwarted investment without a reduction (or offset) to account for the earnings they obtained with the money they would have invested in that enterprise. Id. at 557-59. The plaintiffs were not entitled to a windfall by receiving both. This case is the converse of Fishman: plaintiffs were able to make an investment in Bank United (and received a return), but they want an additional return on hypothetical investments they might have made with the same money. But the principle expounded in Fishman - i.e., double recovery is barred - demonstrates one of the fatal flaws of plaintiffs' claim.
      Fourth, plaintiffs' "return" claim improperly seeks pre-judgment interest, which every court that has addressed the issue has determined cannot be awarded

----------
13    Plaintiffs' citations to testimony from both parties' experts regarding
"opportunity cost" is misleading. BUBr42. Opportunity cost is the "rate of return offered by equivalent risk securities." A 1003298-99. There is no evidence in the record to support the finding of any foregone alternative investment at all, let alone one of "equivalent risk."

in the Winstar context.14 The substance of plaintiffs' claim is that they bore the capital infusion "costs" in 1990 and 1991, arid hat they should be paid - at tire astronomical rate of 20 percent - for the time value of money during the period that they were purportedly deprived of those funds. BUBr40-43. But, under even plaintiffs' reasoning, if the $35.3 million "damages" had been paid to them immediately after the infusions were made, no foregone "return" would be appropriate. Thus, the foregone return claim is simply a disguised pre-judgment interest claim and cannot pass muster.

C. The Court Correctly Rejected Plaintiffs' Claim For Dividend Paynients Made On The December 1992 Preferred Stock Issuance

      Plaintiffs' last argument for additional mitigation costs is that the trial court improperly limited their recovery related to the December 1992 preferred stock issuance to $3.9 million in transaction costs, and that the court should have also awarded $69.3 million in dividend payments made upon that stock. This is yet another attack upon tire trial court's findings related to the proper calculation of the cost of raising capital. As explained in section III above, the trial court properly evaluated the expert testimony related to measuring the "cost" of raising capital and found transaction costs to he the correct measure. A0000066; see CalFed, 245 F.3d at 1350. The trial court then applied that finding to plaintiffs'


----------
14   See Far West Federal Bank v. OTS, 119 F.3d 1358, 1366-67 (9th Cir. 1994);
e.g., Coast Federal Bank v. United States, 48 Fed, Cl. 402, 44l-42 (2000), appeal pending, No. 02-5032 (Fed. Cir.).

post-trial motions, ruling that the $85,5 million cash infusion not only replaced tire lost "borrowing capacity" but also provided plaintiffs with $85.5 million in cash to fund its operations. A0000076-77; see BUBr44. That finding is correct as a matter of textbook and real-world economics for the reasons explained above.
      Plaintiffs' argument, which is presented without support, that an award equal to the dividends paid is necessary to "place Bank United in the position it would have occupied" absent the breach (BUBr44) is wrong. Plaintiffs ignore the fact that Bank United's receipt of $82.5 million in investable cash (e.g., $85.5 million net of transaction costs) on the day it issued the preferred stock fully compensated plaintiffs for the value of the streams of expected future dividend payments of the thrift. A0000062; A1004279-81; A3000465. As the trial court clearly understood, awarding plaintiffs the amount of the dividend payments Bank United subsequently made would be a windfall. A0000076-77.
      Finally, plaintiffs contort the trial court's opinion beyond recognition by asserting that its "analysis appears to accept the dividend payment as a cost," and arguing that the "crux of the Court's denial of recovery of the dividends was. its belief that Bank United's dividend costs should be offset by savings in borrowing costs." BUBr45. As we explained above, that was not the basis of the Court's holding, and thus plaintiffs' argument fails. Although dividends, in some circumstances, may be characterized as "costs" in the sense that they are payments made by a company, for the reasons explained above, the trial court rejected the notion that they are compensable "costs of raising capital," which is the only relevant inquiry. A0000077. The trial court had no need to, and did not, consider any "offset."15

                                   CONCLUSION

      For the foregoing reasons, we respectfully request that the Court reverse and vacate the award of $3.9 million in damages based upon the cost of the December 1992 capital raising, and we respectfully request affirmance of the remainder of the trial court's judgment.


---------
15   Even if the court had relied upon an "offset" rationale, plaintiffs'
attempt to raise a factual dispute regarding the funding costs for the first time on appeal is improper. BUBr45 n.6. Plaintiffs misleadingly ask this Court to compare the rate paid on long-term preferred stock with that paid on short-term borrowings; the relevant comparison would be to the bank's long-term senior notes, which had a 15.75 percent coupon rate (almost 50 percent higher than the preferred stock). Moreover, record evidence conflicts with plaintiffs' assertions that Bank United's borrowing costs "were in the range of 3.99 to 5.59 percent." See A4001460, 486-87; A4001500, 525-26; A4001539, 565-66; A4001579,
606-07.

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


                                    Respectfully submitted,



                                    STUART E. SCHIFFER
                                    Deputy Assistant Attorney General



Of Counsel:                         DAVID M. COHEN
JEANNE E. DAVIDSON                  Director
Deputy Director                     Commercial Litigation Branch
                                    Civil Division
COLLEEN CONRY                       United States Department of Justice
JOHN J. HOFFFMAN                    Attn:  Classification Unit 8th Floor
LUKE LEVASSEUR                      1100 L Street, N.W.
JEROME A. MADDEN                    Washington, D.C. 20530
MARC SACKS                          Telephone:  (202) 514-7300
Trial Attorneys

September 30, 2002                  Attorneys for Defendant-Cross Appellant


                             CERTIFICATE OF SERVICE

      I hereby certify under penalty on perjury that on this 30th day of September 2002, I caused to be served by U.S. mail (first-class, postage prepaid) copies of Defendant-Cross Appellant's Initial Brief upon counsel for plaintiffs at tire following addresses:

                  Walter B Stuart, IV, Esq.
                  Vinson & Elkins L.L.P.
                  1001 Fannin, Suite 2300
                  Houston, Texas 77002-6760



                                    ------------------------------------------

                            CERTIFICATE OF COMPLIANCE

      Pursuant to mile 32(a)(7)(C) of the Federal Rules of Appellate Procedure, I certify that this brief contains 13,305 words (exclusive of caption and signature block) as calculated by tire word processing system used to prepare this brief.



                                    ------------------------------------------



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